                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                       APPLIED SPECTRUM TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       APPLIED SPECTRUM TECHNOLOGIES, INC.
                               2512 QUENTIN COURT
                            ST. LOUIS PARK, MN 55416

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         NOVEMBER 1, 2000 AT 10:00 A.M.

TO:      ALL SHAREHOLDERS OF APPLIED SPECTRUM TECHNOLOGIES, INC.

A special meeting of the shareholders of Applied Spectrum Technologies, Inc. ("AST"), a Minnesota corporation will be held November 1, 2000 at 10:00 a.m. Central Standard Time at the offices of Siegel, Brill, Greupner, Duffy & Foster, P.A., 1300 Washington Square, 100 Washington Avenue South, Minneapolis, Minnesota 55401 for the purpose of approving the revocation of the dissolution proceedings of AST.

Only shareholders of record at the close of business on October 1, 2000 will be entitled to notice of and to vote at the meeting.


                           BY ORDER OF THE BOARD OF DIRECTORS:


                           Mark Littel, Chief Executive Officer




IT IS IMPORTANT THAT YOUR SHARES BE PRESENTED AT THE MEETING. SHAREHOLDERS UNABLE TO ATTEND THIS MEETING ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                       APPLIED SPECTRUM TECHNOLOGIES, INC.
                               2512 QUENTIN COURT
                            ST. LOUIS PARK, MN 55416

                                 PROXY STATEMENT

                                  INTRODUCTION

A special meeting of the shareholders of Applied Spectrum Technologies, Inc. ("AST" or the "Company") will be held on November 1, 2000, at 10:00 a.m., Central Standard Time at the offices of Siegel, Brill, Greupner, Duffy & Foster,, P.A., 1300 Washington Square, 100 Washington Avenue South, Minneapolis, Minnesota 55401, for the purpose set forth in the accompanying Notice. The only matter which the management of AST intends or knows will be presented is the proposal to revoke the dissolution of the Company. Should any other matter come before the meeting, it is the intention of the named proxy to act on it according to his best judgment.

The enclosed proxy is solicited on behalf of the Board of Directors of AST for use at this special meeting and all adjournments. Proxies will be voted as directed by shareholders. If a proxy is properly executed but no specific direction is given, the proxy will be voted to approve the revocation of the dissolution of the Company. The proxy may be revoked at any time prior to its exercise by (i) filing written notice with the Chief Executive Officer of AST;
(ii) filing an executed proxy bearing a later date with AST's Chief Executive Officer; or (iii) appearing at the special meeting and voting in person. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting materials, as well as the cost of forwarding such material to the beneficial owners of voting common stock, will be born by AST. It is estimated that costs associated with the solicitation will be approximately $13,000. Directors, officers and employees of AST may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph, facsimile or personal conversation. AST may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of the voting common stock.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE TO REVOKE THE DISSOLUTION OF THE COMPANY.

This proxy was first mailed to the shareholders on approximately October 17, 2000.

                      OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed the close of business on October 1, 2000, as the record date for determining the shareholders entitled to notice of and to vote at the meeting. The voting securities of AST outstanding and entitled to vote on that date were 2,953,941 common shares. Each share is entitled to cast one vote on all proposals before the meeting.

            SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS & MANAGEMENT

The following table sets forth information pertaining to directors, executive officers and persons who, to the best of AST's knowledge, owned beneficially more than five percent (5%) of the voting common stock of AST as of September 1, 2000:

                                                     SHARES OF COMMON STOCK
                                                     BENEFICIALLY OWNED(1)(2)
     NAME AND ADDRESS OF
     BENEFICIAL OWNER                                    AMOUNT                 PERCENT OF CLASS
     ----------------                                    ------                 ----------------
     Norwood Venture Corp.(5)                           2,282,564(3)                    77.3

     Mark Littell(6)                                    2,282,564(4)                    77.3

     All Directors and                                  2,282,564(6)                    77.3
     Officers as a Group

     1. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or entity to acquire them within sixty (60) days are treated as outstanding only when determining the amount and percent owned by such individual or entity. Fractional shares have been rounded to the nearest whole share.

     2. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares opposite the name of such person or group.

     3.  Consists of 2,282,564 shares owned by Norwood Venture Corp.
         ("Norwood").

     4. Consists of 2,282,564 shares owned by Norwood. Mr. Littell may be a beneficial owner of the Norwood shares.

     5. Norwood Venture Corp. is located at 1430 Broadway Street, Suite 1607, New York, New York 10018.

     6. Mr. Littell's business address is 1430 Broadway Street, Suite 1607, New York, New York

         10018.

                               INTERESTED PARTIES

Mark Littell, currently the sole officer of the Company and sole member of AST's Board of Directors, is the President of Norwood. Norwood owns a majority of the outstanding stock of the Company. Therefore, in light of his position with Norwood, Mr. Littell had a conflict of interest and was not disinterested when he, as a director of AST, voted to dissolve the Company and thereafter voted to revoke the dissolution proceedings.

                PROPOSAL TO REVOKE THE DISSOLUTION OF THE COMPANY

DESCRIPTION OF BUSINESS AND DISSOLUTION

During fiscal 1994 Applied Spectrum Technologies, Inc. began implementing a plan of voluntary dissolution pursuant to Minn. Statute Section 302A.721 that was approved by its shareholders at a Special Shareholders' Meeting held on November 30, 1993. Under the Company's Plan of Dissolution most of its assets were sold during 1994 with some payments deferred into 1995 and beyond. The recovery period ran through 1997. During fiscal 1995 most of the tangible asset sales were collected and only technology licenses remained to be collected. During fiscal 1996 the Company continued to collect license fees and payments on one equipment lease. The results of the plan of dissolution have been successful and all liabilities and expenses have been either paid or are covered in reserves. A liquidating dividend of approximately $211,000 will be paid pro-rata to shareholders immediately following this meeting.

Prior to implementation of the Dissolution Plan, AST was engaged in the development, manufacture, marketing and sale of digital business communication systems. In its final years of operation, the Company allocated most of its available resources to the marketing and sale of its T-1 Multiplexer product which is a communication system that allows many individual telephone and data services to be transmitted and received over one high speed digital transmission line. The CENTRA Series of T-1 systems includes channel banks and T-1 Multiplexers which support voice, data and video communications for point to point interoffice requirements as well as digital access to long distance carrier networks.

The Company was organized as a Minnesota corporation on February 17, 1982. The Company's principal executive office is located at 2512 Quentin Court, St. Louis Park, Minnesota 55416, and its telephone number is (212) 869-5075.

SUMMARY OF THE PROPOSED TRANSACTION

In late 1997/early 1998 the Company completed its plan of dissolution with approximately $211,000 remaining available for distribution to its shareholders after deducting $20,000 to cover the costs of bringing SEC filings current and a reserve to maintain the corporate shell. This amount is also net of the costs of this proxy solicitation and meeting and the fees paid to the Company's former officer, Edward Mackay, for services rendered in facilitating the liquidation process. Under Minnesota law, the next and final step in the dissolution process is to file Articles of Dissolution with the Minnesota Secretary of State. See:
Minn. Stat. Section 302A.7291.

Under Minnesota law, dissolution may be halted and revoked prior to the time the Articles of Dissolution are filed. Minnesota Statute Section 302A.731 specifically states:

         "SUBD. 1. GENERALLY. Dissolution proceedings commenced pursuant to section 302A.721 may be revoked prior to filing of articles of dissolution.

         SUBD. 2. NOTICE TO SHAREHOLDERS; APPROVAL. Written notice shall be given to every shareholder entitled to vote at a shareholders' meeting within the time and in the manner provided in section 302A.435 for notice of meetings of shareholders and shall state that a purpose of the meeting is to consider the advisability of revoking the dissolution proceedings. The proposed revocation shall be submitted to the shareholders at the meeting. If the proposed revocation is approved at a meeting by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, the dissolution proceedings are revoked.

         SUBD. 3. EFFECTIVE DATE; EFFECT. Revocation of dissolution proceedings is effective when a notice of revocation is filed with the secretary of state. The corporation may thereafter resume business."

Laws 1981, c. 270, Section 105, eff. July 1, 1981. Amended by Laws 1982, c. 497,
Section 62, eff. March 20, 1982.

The Board of Directors believe that maintaining the existence of the corporate structure of the Company, which will have virtually no assets, may be beneficial to the Company's shareholders in the future. The Board of Directors does not currently plan to resume business, but merely to preserve the corporate shell for possible future use or sale. Therefore, AST's Board of Directors has approved and recommends for shareholder approval, that the dissolution proceedings be revoked in accordance with the provisions of Minn. Stat. Section 302A.731.

Notwithstanding whether or not the dissolution proceedings are revoked, the Company will distribute to its shareholders, pro-rata, approximately $211,000. This amount constitutes all remaining property of the Company, with the exception of approximately $20,000, plus future interest income, which will be withheld to cover the costs of maintaining the corporate existence of the Company. This amount also takes into account approximately $34,000 of booked liabilities to cover the costs of this proxy solicitation and meeting and the bonus and fees due to the Company's former officer who facilitated the liquidation of the Company's assets. The director of the Company believes that revocation of the dissolution proceedings will preserve an asset which may have some potential value in the future, while still affording all shareholders all financial benefits of the dissolution process.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the shares entitled to vote as of October 1, 2000, the record date, is required for approval of the proposal to revoke dissolution of the Company. The votes will be counted by AST's CEO Mark Littell. As stated in the Proxy, if no direction to the contrary is made, or if no specification is made, the Proxy will be voted in favor of the proposal to revoke the dissolution of the Company. Broker non-votes will not be voted neither in favor nor against the proposal. Norwood Venture Corporation, the holder of the majority of voting common stock of AST has indicated that it will vote its shares in favor of the proposal to revoke the dissolution of the Company. Passage of this proposal is therefore assured.

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

In 1993, the Company was unable to determine with specificity what the income tax consequences of the proposed dissolution of the Company would be given the uncertainty as to the actual dollars which would be realized upon liquidation of the Company's assets as well as questions regarding how the net operating loss carried forward would be dealt with in light of the changes in control of the Company. However, the Company did make the following estimate in this regard:

         (i) The extent of net operating loss available to offset income is unknown due to changes in ownership and the difficulty in determining fair market value of the Company;

         (ii) The 1993 fiscal year's operating loss will probably offset any gain on the recapture of depreciation or value from the sale of fixed assets;

         (iii) Inventory will be sold at approximately the same value as cost, so there will be no income tax consequences; and

         (iv) Future royalties will be taxable at normal tax rates unless they can be offset by net operating losses.

The Company has now filed all of its Income Tax Returns and has been able to offset all income from the dissolution recovery process with net operating loss carry forwards. The Company's income tax returns have not been audited by the Internal Revenue Services. The Company believes that the net liquidating dividend to be paid to shareholders will be treated as a return of capital.

                                    DIVIDENDS

The Company is not in arrears as to any dividends. The Company, however, does intend to pay a liquidating dividend to its shareholder which shall be paid pro-rata based on available funds upon completion of the plan of dissolution and deduction of booked liabilities and a $20,000 reserve for maintaining the Company.

          MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         All amounts in the following discussion have been rounded to the nearest $1,000.

GENERAL

In its latest audited financial statement, September 30, 1992, the Company's auditors issued a qualified opinion regarding the Company's ability to continue as a going concern. Revenues had been insufficient to generate cash flows sufficient to support operations and pay liabilities. Revenue changes are customer and competitor related. Price changes within product lines were minimal. Therefore, most changes were related to the volume of product purchased. The Company was declared to be in default on its secured credit line in May 1993 and has since deferred payment on its liabilities to may unsecured creditors. A reduction in staffing and departure o key employees such as the President and CEO, Director of Operations and Service Department Manager also negatively impacted the Company's changes of continuing its operations.

The Company previously disclosed in its 10-K for the year ended September 30, 1992, the Company's liquidity is dependent on its ability to generate additional revenues and make use of the credit line of Norwood. The Company was unsuccessful in its attempts to raise additional equity financing or find a strategic partner. During the second fiscal quarter of 1993, the Company's secured lender Norwood Venture Corp. acquired all of the Company's stock owned by Oxford Partners and Norwood is the majority (77.3%) owner of the Company.

During March 1993 the Company reduced its work force from 20 employees to 13 employees and placed its engineering development plans on hold as a means of matching fixed costs to revenues. In an unrelated event the Company's President and CEO, James J. Szeliga, resigned as an officer of the Company on May 7, 1993.

For the first nine months of fiscal year 1993 revenues decreased $276,000. Cash decreased $31,000 to $3,000, net working capital excluding cash and credit line borrowing decreased $48,000 to $99,000 and the Company borrowed an additional $88,000 under its Norwood Credit Line. At June 30, 1993 the balance owing on the Norwood Credit Line was $195,000.

In light of the above, the Company embarked upon an extensive search for additional equity or debt investment and for a strategic partner with which to merge, or a purchaser of the Company as a going concern. When neither additional funding nor a strategic partner were located, liquidation pursuant to Chapter 7 or Reorganization under Chapter 11 of the United States Bankruptcy Code were considered. However, the Company believed a greater monetary return would be realized if the Company conducted a controlled dissolution and the assets are sold pursuant to independently negotiated agreements. The Company also concluded that attempted reorganization under Chapter 11, given the Company's inability to generate sufficient revenue to sustain its operations and attrition of its staff and key employees would only serve to further erode the value of the Company's existing assets.

As a result, the Board of Directors, as a means of attempting to maximize any recovery to its creditors and shareholders, adopted a plan of dissolution such that a payment plan to creditors could be implemented and foreclosure by its secured lender could be avoided. As part of the dissolution plan, the Company attempted to sell its assets contingent on future payments. Results were successful and all liabilities and expenses are covered. Therefore, funds are available from which to pay a liquidating dividend to AST's shareholders. The Board of Directors of the Company did not seek or obtain an independent report, appraisal or fairness opinion in connection with the proposed dissolution due to the lack of funds required to obtain such an opinion.

SEARCH FOR STRATEGIC PARTNER

Between late 1992 and mid-1993, the Company contacted approximately 60 entities, including HT Communications, Inc. ("HT" or "HT Communications"), seeking equity or debt investment or a strategic partner with respect to a possible merger. Such searches were unsuccessful. Contacts were made with OEM customers, competitors and numerous other companies in the data communications industry regarding the sale of the Company as an operating concern. The majority of these contacts expressed no interest and none resulted in a feasible offer that would have paid all of AST's outstanding liabilities, nor did any of these contacts culminate in a letter of intent or a definitive agreement.

SHAREHOLDER APPROVAL

Shareholder approval of the Dissolution Plan was received at a special shareholders' meeting held on November 30, 1993.

TRANSACTION WITH HT COMMUNICATIONS, INC.

Having received no positive results from its search for a strategic partner, the Company again contacted a number of these same entities to discuss a possible licensing arrangement and/or asset sale. HT Communications was the only company which expressed an interest in pursuing further discussions with AST. All negotiations have been conducted exclusively between Mr. Mackay, on behalf of the Company, and HT's President.

In August, 1993, AST entered into a License Agreement with HT Communications granting HT a non-exclusive, perpetual, world-wide license to manufacture those T-1 digital Multiplexer products marketed under the name CENTRA Series 4000 and CENTRA Series 3000. In consideration, HT pays to AST royalties on its sale of certain AST products for a period of three (3) years. With respect to its general terms, the License Agreement with HT was negotiated along the lines of AST's previously existing License Agreements.

In addition to the License Agreement already in place with HT, AST entered into an agreement in December of 1993 with HT Communications for the acquisition of the majority of the T-1 assets of AST. The Agreement called for HT to purchase the fixed assets and inventory at their fair market value and standard cost respectively in installments over approximately nine (9) months commencing in December 1993. In addition, HT agreed to assume obligations associated with certain AST contracts and to offer some AST employees jobs. Due to HT's cash flow problems, the payment terms of the Agreement were amended such that AST was given a secured interest in HT's assets and the payments were extended to December, 1995 including interest on the unpaid balance at the rate of 12% per annum, with HT having the right to prepay any balance owing.

      FINANCIAL INFORMATION FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1997,
                                  1998 AND 1999

REVENUES

Revenues in 1998 decreased $12,000 as a result of the Dissolution plan and were zero in 1998 and 1999.

Revenues in 1997 decreased $49,000 as a result of the decreased license fees. 1997 revenues consisted of $4,000 in net sales, primarily equipment leases, and $8,000 of sub-licensing fees from OEM licensees.

COST OF PRODUCT SOLD

There were no cost of products sold in 1999, 1998 and 1997 because of the Dissolution Plan.

EXPENSES

General and administrative expenses in 1999, 1998 and 1997 relate to the implementation of the Dissolution Plan. Sales and marketing and product development expenses were eliminated in 1999, 1998 and 1997 as part of the Dissolution Plan.

OTHER INCOME/EXPENSES

Other income of $61,000 in 1997 consists of $75,000 from an unneeded reserve for warranty costs being reversed when the HT Communications, Inc. licensing agreement expired in 1997, $13,000 from the settlement of liabilities, less $27,000 estimated costs to complete the Dissolution Plan and processing of the liquidating dividend to shareholders.

     FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 2000

OTHER INCOME/EXPENSES

Interest income of $10,000 exceeded administrative expenses of $6,000 resulting in net income of $4,000 during the nine months ended June 30, 2000. Interest income of $7,000 exceeded administrative expenses of $4,000 resulting in net income of $3,000 during the nine months ended June 30, 1999.

CAPITAL RESOURCES AND LIQUIDITY

Substantially all of the Company's working capital needs to date have been funded through proceeds from the sales of Common Stock and preferred stock, loans from or guaranteed by certain shareholders, issued shares of Common Stock and three series of preferred stock for aggregate consideration of $11,796,000. During 1987, all three series of preferred stocks were converted to Common Stock. In January 1988, the Company's initial public offering (IPO) was completed. Net proceeds from the IPO were $3,841,000. The funds from the IPO were used to repay $691,000 of convertible debentures and to fund activities in product development and sales and market development during 1988, 1989 and the first half of 1990. The Company also pursued some unsuccessful acquisition strategies during 1989 and 1990.

In the second quarter of fiscal 1990 the Company did a restructuring and recapitalization to concentrate primarily on its new CENTRA T-1 Multiplexer product line. The restructuring resulted in substantially all resources being directed towards penetration of the commercial T-1 marketplace. The recapitalization resulted in a 1 for 100 reverse split of the Company's voting common stock. Following the reverse split the Company issued 1,268,000 new shares of voting Common Stock on March 26, 1990 to private investors at $0.50 per share which resulted in $634,000 of equity funding.

In addition to the sale of stock in March 1990, the Company obtained a revolving credit line of up to $500,000 from Norwood Venture Corp. The credit line which is secured by all assets were useable based on a borrowing formula equal to 90% of eligible receivables. The agreement with Norwood has been modified three times. The most recent modification in march 1992 increased the total line from $500,000 to $600,000 and increased the borrowing base to include up to $100,000 of T-1 Multiplexer inventory. As part of these modifications, Norwood was granted an increase to 1,000,000 shares in its warrants to purchase the Company's common stock at $0.50 per share. Another condition of the modification was a provision that reduced Norwood's Warrant price from $0.50 per share to $0.01 per share upon the notice if default by the Company. The company defaulted on its agreement with Norwood in 1993 and then the warrant price was reduced to $0.01 per share. As of June 30, 1993, the Company had $195,000 outstanding against he credit line. During the fourth quarter of 1993, the Company was able to repay the balance owed Norwood on its credit line as part of the early stages of the dissolution process.

Through June 30, 2000, the Company has incurred net cumulative losses of $16,073,000.

The implementation of the Dissolution Plan has resulted in a reduction of liabilities of $515,000 between fiscal 1993 and 1999. As of June 30,2000, the Company had cash of $265,000 and booked liabilities of $34,000. The net book value of the Company at June 30, 2000 is $231,000 or $.078 per outstanding share.

The Company's director and major shareholder has voted to revoke the dissolution of AST and to retain the corporate shell for an unspecified time in hope that it has some additional future value for AST's shareholders. Contingent upon the approval of the majority of its shareholders, the Company plans to pay a liquidating dividend to shareholders in early 1998 of approximately $211,000. The Company estimates that $20,000 of undistributed cash, plus future interest income will be sufficient to cover the future carrying costs of the corporate shell.

MARKET FOR AST'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

AST's common stock has been traded on the national, over-the-counter market under the symbol ASTI since the time of its initial public offering in January 1988. However, the Company was notified by NASD that, due to low trading volume, it would not report transactions in the Company's stock after October 13, 1989.

The only significant support for a valuation of the Company's common stock since October 1989 was the sale of additional common stock to private investors in March 1990 at a price of $ .50 per share.

As of October 1, 2000, there were approximately 917 holders of record of the Company's common stock.

The Company has never declared or paid cash dividends on its common stock.

                         PRESENCE OF COMPANY ACCOUNTANTS

No representative from the Company's former principal accountants, Ernst & Young, is expected to be present at the special meeting of the shareholders of AST.

                               GOVERNMENT APPROVAL

No federal or state regulatory requirement must be complied with nor must any approval be obtained in connection with the proposed dissolution of the Company.

                                LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Company is a party or to which any of its property is the subject.

                             SELECTED FINANCIAL DATA
                      (Thousands except per share amounts)

                                                          FOR THE FIVE YEARS ENDED SEPTEMBER 30,
                                    ---------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:          1999             1998               1997             1996            1995
                                        ----             ----               ----             ----            ----
  Net sales                         $       -        $       -         $         4      $        3        $        4
  Sublicensing revenues                     -                -                   8              58                71
                                    ------------     -----------       ------------     -----------       -----------

     Total revenues                 $       -        $       -         $        12      $       61        $       75

  Operating profit (loss)           $      (4)       $       -         $       (22)     $       16        $        1
  Other income (expense)                   11               12                  75               6                (6)
                                    ---------------------------        -----------      -----------       ----------
  Net profit loss                           7               12                  53              22                (5)

  Net profit (loss) per share       $       -        $       -         $      0.02      $     0.01        $        -

  Weighted average number of

  shares outstanding                    2,954            2,954               2,954           2,954             2,686

BALANCE SHEETS DATA:

  Cash and short-term investments   $     255        $     248         $       324      $      308          $    293
  Working capital                   $     227        $     220         $       208      $      156          $    134
  Total assets                            255              248                 324             308               293
  Long-term liabilities                     -                -                   -               -                 -
  Shareholders' equity                    227              220                 208             156               134

                                    FOR THE NINE MONTHS ENDED JUNE 30,
                                    ----------------------------------
STATEMENTS OF OPERATIONS DATA:      2000              1999
                                    ----              ----

  Total revenues                    $    -            $     -

Operating profit (loss)                 (6)                (4)
Other income (expense)                  10                  7
                                    ------            -------
Net profit (loss)                        4                  3

  Net profit (loss) per share       $    -            $     -

Weighted average number of
  Shares outstanding                 2,954              2,954

BALANCE SHEET DATA:

  Cash & short-term investments     $  265            $   251
  Working capital                      231                223
  Total assets                         265                251
  Long-term liabilities                  -                  -
  Shareholders' equity                 231                223

                             SHAREHOLDERS' PROPOSALS

Any proposals by a shareholder to be presented at the next meeting of the Shareholders of the Company must be received at AST's office not later than October 1, 2001.

                                     GENERAL

On written request, AST will furnish without charge to each person whose proxy is being solicited a copy of AST's annual report on Form 10-K for the fiscal year ended September 30, 1997, as filed with the Securities and Exchange Commission, including the financial statements in schedules thereto. AST will furnish to any such person any exhibit described in the list accompanying the Form 10-K on payment, in advance, of reasonable fees relating to the furnishing of such exhibits. Requests for copies of such reports and/or exhibits should be directed to Mr. Mark Littell, CEO, AST, 2512 Quentin Court, St. Louis Park, MN 55416, (212) 869-5075.

Dated:  October 17, 2000

                                    BY THE ORDER OF THE BOARD OF DIRECTORS:

                                    Mark Littell, Chief Executive Officer

                       APPLIED SPECTRUM TECHNOLOGIES, INC.
                               2512 QUENTIN COURT
                            ST. LOUIS PARK, MN 55416

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 1, 2000

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Littel (with power of substitution) as proxy for the undersigned to vote all shares of Common Stock of Applied Spectrum Technologies, Inc. held of record on October 1, 2000, which the undersigned would be entitled to vote if personally present at the Special Meeting of the Shareholders to be held in Minneapolis, Minnesota on November 1, 2000, or at any adjournments thereof, upon the matter set forth in the Notice and Proxy statement for aforesaid special meeting, copies of which have been received by the undersigned. Without otherwise limiting the generality of the foregoing, said proxy is directed to vote as follows:

         1. Approve the revocation of the dissolution proceedings of Applied Spectrum Technologies, Inc.

                  FOR  ___            AGAINST  ___             ABSTAIN  ___

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION TO THE CONTRARY IS MADE, OR IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE PROPOSAL ABOVE.

Your proxy is important to assure a quorum at the meeting whether or not you plan to attend the meeting in person. You may revoke this proxy at any time prior to its use at the special meeting and the giving of it will not effect your right to attend the special meeting and vote in person.

Please sign exactly as your name appears below. When shares are held at joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by its president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

Dated:   ________________, 2000


                                           -------------------------------------
                                           Signature


                                           -------------------------------------
                                           Signature if held jointly


PLEASE MARK, SIGN AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.